Exhibit 16.1

October 12, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 7, 2004, of Comdial Corporation (“the Registrant”) and are in agreement with the statements contained in the first sentence of paragraph one, and all of the sentences in the second, third and fourth paragraphs therein. We have no basis to agree or disagree with the second sentence of the first paragraph of the above referenced filing.

/s/ Ernst & Young LLP

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